For Immediate Release

Patrick Industries, Inc. Reports Second Quarter and Six Months 2009

Financial Results

ELKHART, IN – August 12, 2009 – Patrick Industries, Inc. (NASDAQ: PATK), a major manufacturer and distributor of building and component products for the recreational vehicle (RV), manufactured housing (MH) and industrial markets, today reported financial results for the second quarter and six months ended June 28, 2009.

For the second quarter of 2009, Patrick reported a net loss of $0.7 million or $0.07 per diluted share, compared to net income of $1.9 million or $0.25 per diluted share for the 2008 period. Second quarter 2009 includes the positive impact of income from discontinued operations of approximately $0.8 million or $0.09 per diluted share, which was partially offset by non-cash charges of approximately $0.5 million after-tax or $0.05 per diluted share, related to mark-to-market accounting for common stock warrants issued to certain of the Company’s lenders in December 2008. The 2008 results include the net after-tax impact of net gains on the sale of fixed assets of approximately $2.6 million or $0.34 per diluted share, income from discontinued operations of approximately $0.1 million or $0.02 per diluted share, and restructuring and other acquisition and financing related costs of approximately $0.4 million or $0.05 per diluted share.

“The second quarter reflected both operating and financial progress against difficult economic and industry conditions. While uncertainty surrounding the future course of the global economy continues to fuel the decline in RV and MH sales compared to prior periods, production levels in the RV industry experienced some seasonal increases during the quarter. Improvements in sales to the MH industry, however, have not yet been seen, especially given the current state of the residential housing market,” said Todd Cleveland, President and Chief Executive Officer.

For the first six months of 2009, Patrick reported a net loss of $4.8 million or $0.53 per diluted share, compared to a net loss of $12,000 or $0.00 per diluted share for 2008. Six months 2009 includes the positive impact of income from discontinued operations of approximately $1.3 million or $0.14 per diluted share, which was partially offset by non-cash charges of approximately $0.4 million or $0.04 per diluted share, related to accounting for stock warrants as described above. A net gain on the sale of certain assets and business of American Hardwoods, Inc. (“American Hardwoods”) of $0.5 million after-tax or $0.05 per diluted share is included in the discontinued operations results. The 2008 results include the after-tax impact of net gains on the sale of fixed assets of approximately $2.8 million or $0.41 per diluted share, income from discontinued operations of approximately $0.2 million or $0.03 per diluted share, and restructuring and other acquisition and financing related costs and inventory write-downs of approximately $1.2 million or $0.17 per diluted share.

Consolidated Results

General

In the fourth quarter of 2008, the Company made the decision to divest certain non-core operations, which included American Hardwoods and the aluminum extrusion operation. These operations were classified as held for sale and prior period results were reclassified to discontinued operations to conform to this presentation. The following discussions of second quarter and six months operating results compared to the prior year are based on continuing operations.

In addition, as the Company incurred a net loss in both the second quarter and six months ended June 28, 2009, the valuation allowance offset the benefits of the net loss for the current periods and therefore no tax benefit was recognized. As a result, the effective tax rate on both continuing and discontinued operations was 0% for both second quarter and six months 2009, compared to 37% for both second quarter and six months 2008.

Second Quarter Commentary

Net sales were $55.9 million in second quarter 2009 compared to $95.6 million in the 2008 period. Net sales were negatively impacted during the quarter primarily reflecting the continuation of overall lower end market demand due to the economic recession. In addition, RV and MH retailers and manufacturers were forced to further reduce inventory levels in response to restricted credit conditions. According to industry associations, RV wholesale unit shipments were down approximately 47% in second quarter 2009, while MH wholesale unit shipments were down approximately 44%.

Operating income for second quarter 2009 was $0.6 million compared to $4.4 million in the 2008 period. Second quarter 2008 operating income includes a $4.1 million pretax gain on sale of fixed assets that was partially offset by restructuring and other acquisition and financing related costs of approximately $0.7 million.

The Company was able to more than offset the decline in gross profit in 2009 that resulted from lower revenues through reductions in selling, general and administrative expenses and warehouse and delivery expenses.

Six Months Commentary

Net sales were $100.8 million in 2009 compared to $192.6 million in 2008. Net sales were negatively impacted by reductions in end market demand and RV and MH retailer and manufacturer inventory levels as discussed above. According to industry associations, RV wholesale unit shipments were down approximately 55% for six months 2009, while MH wholesale unit shipments were down approximately 45% for the same period.

Operating loss for six months 2009 was $2.2 million compared to operating income of $3.1 million in the prior year. Six months 2008 operating income includes a $4.5 million pretax gain on sale of fixed assets that was partially offset by $0.9 million of restructuring charges, a $0.7 million charge for a physical inventory adjustment, and other acquisition and financing related costs of approximately $0.3 million.

Reductions in selling, general and administrative expenses and warehouse and delivery expenses in 2009 offset most of the decline in gross profit that resulted from lower revenues.

Cleveland further noted, “The sale of Patrick’s aluminum extrusion operation, which was completed in July 2009, enables us to focus on our core businesses while providing funds to reduce our borrowings. Despite macro related challenges, we continue to strengthen Patrick’s balance sheet through debt reduction, effective inventory and accounts receivable management, and facility consolidations. More importantly, we are also very appreciative of the immense sacrifices made by the entire Patrick team, particularly in terms of salary reductions and increased workloads, over the past year.”

Discontinued Operations

After-tax income from discontinued operations in second quarter 2009 was $0.8 million or $0.09 per diluted share, which was related to the aluminum extrusion operation. For 2008, after-tax income from discontinued operations was $0.1 million or $0.02 per diluted share.

For the six months of 2009, discontinued operations after-tax income was $1.3 million or $0.14 per diluted share compared to $0.2 million or $0.03 per diluted share for the prior year. Six months 2009 results include a $0.5 million gain on the sale of American Hardwoods, and approximately $0.8 million of income related to the aluminum extrusion operation.

American Hardwoods Operation

In January 2009, we completed the sale of certain assets of our American Hardwoods operation for $2.0 million. In June 2009, the building that housed this operation was sold for $2.5 million, net of selling expenses.

Aluminum Extrusion Operation

On July 27, 2009, the Company completed the sale of certain assets of the aluminum extrusion operation for cash consideration of approximately $7.4 million, which is subject to final transaction costs and certain closing adjustments. In the third quarter of 2009, the Company expects to record a pretax gain on the sale of approximately $0.5 million.

Liquidity and Capital Resources

For the first six months of 2009, the Company paid down approximately $4.0 million in principal on its long-term debt, of which $2.5 million was over and above debt service requirements. The debt repayments were funded by the net proceeds from the sale of the American Hardwoods building and by utilizing cash on hand.

In the third quarter of 2009, approximately $4.4 million of the net proceeds from the sale of the aluminum extrusion operation were used to pay down principal on the Company’s term loan and pay off the remaining principal on its Economic Development Revenue Bonds related to this facility. The remaining $3.0 million in net proceeds were used to reduce borrowings under the Company’s revolving line of credit.

“The Company’s continued cost reduction efforts have been instrumental in sizing our business commensurate with the revenue levels, evidenced by a more than 50% reduction in selling, general and administrative expenses in the quarter and six months, and by a reduction in overhead expenses by more than 27% in the same periods. Our primary focus while enduring the slowdown in the RV and MH industries continues to center on managing cash flows and working capital, and on debt reduction in an effort to maximize our position in the industries and markets in which we compete. When credit conditions eventually stabilize and consumer confidence returns, it is anticipated that there will be a renewed growth in unit shipments, particularly in the RV industry, which translates into future sales potential. Based on our current overhead levels, available capacity, and efficiencies that we have gained in the last eighteen months, we believe we are well positioned to take advantage of any upticks in the markets that we serve,” said Mr. Cleveland.

About Patrick Industries

Patrick Industries, Inc. (www.patrickind.com) is a major manufacturer of component products and distributor of building products serving the manufactured housing, recreational vehicle, kitchen cabinet, home and office furniture, fixture and commercial furnishings, marine, and other industrial markets and operates coast-to-coast through locations in 13 states. Patrick’s major manufactured products include decorative vinyl and paper panels, wrapped moldings, cabinet doors and components, slotwall and slotwall components, and countertops. The Company also distributes drywall and drywall finishing products, interior passage doors, roofing products, vinyl and cement siding, electronic products, and other miscellaneous products.

Forward-Looking Statements

This press release contains certain statements related to future results, or states our intentions, beliefs and expectations or predictions for the future, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results depending on a variety of factors. Potential factors that could impact results include: pricing pressures due to competition, costs and availability of raw materials, availability of retail and wholesale financing for manufactured homes, availability and costs of labor, inventory levels of retailers and manufacturers, levels of repossessed manufactured homes, the financial condition of our customers, the ability to generate cash flow or obtain financing to fund growth, future growth rates in the Company’s core businesses, interest rates, oil and gasoline prices, the outcome of litigation, adverse weather conditions impacting retail sales, and our ability to remain in compliance with our credit agreement covenants. In addition, national and regional economic conditions and consumer confidence may affect the retail sale of recreational vehicles and manufactured homes. The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made. Further information regarding these and other risks, uncertainties and factors is contained in the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, and in the Company's Form 10-Qs for subsequent quarterly periods, which are filed with the Securities and Exchange Commission (“SEC”) and are available on the SEC’s website at www.sec.gov.

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Contact:

Julie Ann Kotowski

Patrick Industries, Inc.

574-294-7511 / kotowskj@patrickind.com

(thousands except per share data)	SECOND QUARTER ENDED		SIX MONTHS ENDED
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)	June 28, 2009	June 29, 2008	June 28, 2009	June 29, 2008

NET SALES	$ 55,878	$ 95,610	$ 100,793	$ 192,587
Cost of goods sold	49,761	84,009	91,084	170,013
Restructuring charges	-	273	-	719
Gross profit	6,117	11,328	9,709	21,855

Operating expenses:
Warehouse and delivery	2,510	4,489	5,187	8,944
Selling, general and administrative	2,959	6,023	6,624	13,266
Restructuring charges	-	81	-	177
Amortization of intangible assets	88	429	176	858
Gain on sale of fixed assets	(17)	(4,075)	(28)	(4,505)
Total operating expenses	5,540	6,947	11,959	18,740
OPERATING INCOME (LOSS)	577	4,381	(2,250)	3,115
Other expense	468	-	408	-
Interest expense, net	1,599	1,614	3,437	3,426
Income (loss) from continuing operations before income taxes (credit)	(1,490)	2,767	(6,095)	(311)
Income taxes (credit)	-	1,024	-	(115)
Income (loss) from continuing operations	(1,490)	1,743	(6,095)	(196)
Income from discontinued operations	824	183	1,283	293
Income taxes	-	68	-	109
Income from discontinued operations, net of tax	824	115	1,283	184
NET INCOME (LOSS)	$ (666)	$ 1,858	$ (4,812)	$ (12)

BASIC AND DILUTED NET INCOME (LOSS) PER COMMON SHARE:
Continuing operations	$ (0.16)	$ 0.23	$ (0.67)	$ (0.03)
Discontinued operations	0.09	0.02	0.14	0.03
Net income (loss)	$ (0.07)	$ 0.25	$ (0.53)	$ -

Weighted average shares outstanding:
Basic	9,167	7,453	9,141	6,893
Diluted	9,167	7,487	9,141	6,893

(thousands)
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION	June 28, 2009	Dec. 31, 2008
	(unaudited)
CURRENT ASSETS
Cash and cash equivalents	$ 900	$ 2,672
Trade receivables, net	16,971	8,290
Inventories	18,725	21,471
Prepaid expenses and other	2,252	2,803
Assets held for sale	11,400	15,816
Total current assets	50,248	51,052

Property, plant and equipment, net	32,213	34,621
Goodwill	2,140	2,140
Other intangible assets, net	7,224	7,400
Deferred financing costs, net	1,967	2,270
Other non-current assets	2,910	3,010
TOTAL ASSETS	$ 96,702	$ 100,493

CURRENT LIABILITIES
Current maturities of long-term debt	$ 11,856	$ 14,741
Short-term borrowings	17,410	18,200
Accounts payable	11,642	5,156
Accrued liabilities	5,957	7,252
Total current liabilities	46,865	45,349

Long-term debt, less current maturities and discount	26,783	27,367
Deferred compensation and other	5,782	5,708
Deferred tax liabilities	1,362	1,309
TOTAL LIABILITIES	80,792	79,733

SHAREHOLDERS’ EQUITY	15,910	20,760
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$ 96,702	$ 100,493